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                                                                    EXHIBIT 10.7


                                December 9, 1999

Richard Fabiano
5906 Deerland Court
San Jose, Ca. 95124

      Re: EMPLOYMENT AGREEMENT

Dear Rick:

      Conditioned on Netgear, Inc. (the "Company") closing a private offering of its outstanding common stock ("Private Offering") and on your resignation from Nortel Networks NA Inc. or its successor corporation, Netgear Inc. extends you the following offer of employment as further set forth in the following.

      1. Position and Duties. You will be employed by Netgear, Inc. ("Company") as its Vice President of Finance, reporting to the Company's Chief Financial Officer ("CFO"), or in the absence of a designated CFO, reporting to me. You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties at the Company. Your duties will include, but not be limited to, those duties normally performed by a VP of Finance as well as any other reasonable duties that may be assigned to you from time to time by the CFO or myself.

      2. Term of Employment. Your employment with the Company will start on the later to occur of the day that the Company completes its Private Offering or the day your resignation from Nortel Networks NA Inc. ("NNNA") becomes effective. Thereafter your employment with the Company will be for no specified term, and may be terminated by you or the Company at any time, with or without cause, subject to the provisions of Paragraphs 4 and 5 below.

      3. Compensation. You will be compensated by the Company for your services as follows:

            (a) Salary: You will be paid an annual salary $174,000 (one hundred seventy four thousand dollars) less applicable withholding and taxes, in accordance with the Company's normal payroll procedures. Your salary will be reviewed by Company from time to time (but no more frequently than annually), and may be subject to adjustment based upon various factors including, but not limited to, your performance and the Company's profitability. Any adjustment to your salary shall be in the sole discretion of the Company.

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Richard Fabiano
December 9, 1999
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            (b) MBO Bonus: You will be eligible to receive an annual target bonus of up to 20% of your annual base salary based upon the Company's achievement of various financial and/or other goals established by the Company. The objectives that govern your bonus eligibility for this year will be communicated to you in writing by the Company within 90 days following the start of your employment. During this initial year of your employment, you will have quarterly MBO goals. To the extent earned (which requires that you be employed by the Company on the last day of the applicable quarter), bonuses will be paid to you on the later of 30 days after (i) the end of the applicable quarter (or year), or (ii) the date on which the financial or other data necessary to determine your entitlement to the bonus becomes available. Please note that your MBO bonus payments will be prorated based on the number of days that you were employed by the Company during any relevant quarter in which you were not employed during the entire quarter. Provided, however, that the bonus payment due for the quarter ending December 31, 1999 will be prorated only if you received a partial MBO payment from Nortel upon your resignation from Nortel. All MBO bonuses will be subject to applicable withholding and taxes. The Company will have the discretion to change the schedule and number of MBO payments at any time and for any reason.

            (c) Benefits: You will have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any Company medical, disability or other group insurance plans, as well as under the Company's business expense reimbursement and other policies. You will accrue paid vacation in accordance with the Company's vacation policy at the rate of 3 weeks per year. You will be allowed to start your employment with a credit of vacation hours equal to your unused vacation hours at the time of your termination from NNNA, net of any amount of vacation pay-out that you elect at the time of your termination from NNNA.

            (d) Netgear, Inc. Stock Options: Following your written acceptance of these terms and subject to the completion of the Private Offering, you will be granted by the Board an option to purchase 0.9% (nine/tenths of one percent) of the fully diluted post private placement outstanding shares of Netgear, Inc. common stock under the Company's stock option plan at an exercise price per share calculated using the lower of: the valuation of the company agreed to in writing between the Company and the private investors participating in the Private Offering or $175,000,000.00 (one hundred seventy-five million dollars). Provided you remain employed by the Company, and contingent on the Company's Private Offering being completed, the vesting of these options will be as follows: these options will vest over a four year period with 25% of the shares vesting on the first anniversary of the commencement of your employment, and 1/48th of the shares vesting monthly for three years thereafter. In the event that the Company conducts an Initial Public Offering ("IPO") of stock before the first anniversary of your employment, then 10% of the shares would vest on the day of the IPO; 15% of the shares would vest on the first anniversary of the commencement of your employment; and 1/48th of the shares would vest monthly for three years thereafter. Your option will be governed by and subject to the terms and conditions of the Company's standard form of stock option agreement (which you will be required to sign in connection with the issuance of your option). In the event

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Richard Fabiano
December 9, 1999
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that the Private Offering is not completed, the Company may not offer you employment, and, in such case, the option grant shall not have occurred and your rights to such options will not accrue.

                  (i) If you are terminated without Cause (as defined below), or if you resign from your employment for Good Reason (as defined below) within one year after the initial appointment of a CFO, you will be entitled to continue to have Netgear, Inc. stock options vest for the one year immediately following your termination.

                  (ii) If within one year following any Change of Control (as defined below), (A) your employment is terminated without Cause (as defined below) or (B) you resign from your employment for Good Reason (as defined below), you will receive two years of acceleration of any unvested portion of these Netgear, Inc. stock options.

            (e) Nortel Networks Corporation Stock Options: Your Nortel Networks Corporation stock options will continue to vest as long as Netgear, Inc. remains an affiliate or subsidiary, as defined by IRS Code 424(f) of Nortel Networks Corporation subject to the terms and conditions of the 1986 Nortel Networks Corporation Stock Option Plan as amended and restated, and/or the 1994 Bay Networks, Inc. Stock Option Plan and as long as you remain an employee of Netgear, Inc.

      4. Voluntary Termination. In the event that you voluntarily resign from your employment with the Company other than for Good Reason, or in the event that your employment terminates as a result of your death or disability (meaning that you are unable to perform your duties for any 90 days in any one year period as a result of a physical and/or mental impairment), you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. You agree that if you voluntarily terminate your employment with the Company for any reason, you will provide the Company with thirty days' written notice of your resignation. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept your resignation at an earlier date.

      5. Other Termination. Your employment may be terminated under the circumstances set forth below.

            (a) Termination for Cause: If your employment is terminated by the Company for Cause as defined below, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination for Cause.

      For purposes of this Agreement, a termination "for Cause" occurs if you are terminated for any of the following reasons: (i) theft, dishonesty, material misconduct or any violation of the Company's personnel policies and procedures, or falsification of any employment or Company records; (ii) disclosure of the Company's confidential or proprietary information in

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Richard Fabiano
December 9, 1999
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violation of the Company's Invention and Proprietary Information Agreement;
(iii) any intentional action by you which has an material detrimental effect on the Company's reputation or business; (iv) your failure or inability to perform any assigned duties after written notice from the Company to you of, and a reasonable opportunity to cure, such failure or inability, which is not less than 90 days, or (v) your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties under this Agreement.

            (b) Termination Without Cause: If your employment is terminated by the Company without Cause (and not as a result of your death or disability), you will receive severance payments at your final base salary rate, less applicable withholding, until twenty-six weeks after the date of your termination without Cause. Severance payments will be made in accordance with the Company's normal payroll procedures. During the period in which you are receiving severance payments, you will have the option of continuing to participate in the Company's medical, dental and vision group health insurance coverage if you elect to pay for the premiums.

            (c) Resignation for Good Reason: If within one year after the initial appointment of a CFO, you resign from your employment with the Company for Good Reason (as defined below), you shall be entitled to receive the severance payments and health insurance premium payments as described in subparagraph 5(b) and the stock acceleration described in subparagraph 3(d)(i). If within one year after a change of control, you resign from your employment with the Company for Good Reason (as defined below), you shall be entitled to receive the severance payments and health insurance premium payments described in subparagraph 5(b) and the stock acceleration described in subparagraph 3(d)(ii). In no event will you be entitled to more than two years acceleration of stock vesting under the terms of this Agreement.

      6. Chance of Control/Good Reason.

            (a) For purposes of this Agreement, a "Change of Control" of the Company shall be deemed to have occurred if at any time after the Private Offering has occurred:

                  (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities entitled to vote generally in the election of directors; or

                  (ii) the Company (A) is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding

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Richard Fabiano
December 9, 1999
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immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (B) sells or disposes of all or substantially all of the Company's assets (or any transaction having similar effect is consummated), or (C) the individuals constituting the Board immediately prior to such merger, consolidation, exchange, sale or disposition shall cease to constitute at least 50% of the Board, unless the election of each director who was not a director prior to such merger, consolidation, exchange, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, exchange, sale or disposition.

                  (iii) Notwithstanding the foregoing, for the purposes of this Agreement no Change of Control will have occurred due solely to the decrease or increase of any ownership of the Company by NNNA, its parent corporations, subsidiaries, or affiliates.

            (b) For purposes of this Agreement, "Good Reason" means any of the following conditions, which condition(s) remain(s) in effect 10 days after written notice to the Board from you of such condition(s):

                        (i)   a decrease in your target annual compensation; or

                        (ii) a material, adverse change in your authority, responsibilities or duties, as measured against your authority, responsibilities or duties immediately prior to such change, provided, however, that this excludes any change due to the initial transfer of duties and responsibilities from you associated with the appointment of the Company's CFO.

                        (iii) Notwithstanding the foregoing, for the purposes of
                              this Agreement in no event will you have Good Reason to resign due merely to a change of title or a change in your reporting caused by a change of control or discontinuance of any duties and responsibilities solely related to the operation of a public company.

      7. Condition Precedent to Severance Benefits. As a condition of receiving severance benefits including, but not limited to severance payments, continued stock vesting, acceleration of stock vesting or other benefits described in paragraphs 3(d) and 5, you will be required to sign a full release of all claims against the Company (except for any claims for workers' compensation or claims for indemnity due to acts or omissions committed by you in good faith during the course and scope of your employment with the Company) and you will be required to agree not to compete against the Company for a period of twenty-six weeks, and not to solicit Company employees to seek employment outside the Company for a period of two years after your employment with the Company terminates.
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Richard Fabiano
December 9, 1999
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      8. Confidential and Proprietary Information. As a condition of your employment, you agree to sign the Company's standard form of employee invention and proprietary information agreement.

      9. Co-Employment: You acknowledge and agree that for the purposes of the provision of human resource services including employee relations, payroll and the provision of certain employee benefits that the Company will be in a co-employment relationship with TriNet Employer Group, Inc. ("TriNet"), and to that extent you will be in an employment relationship with the Company and TriNet. Nothing about this paragraph creates any new rights in your favor, nor any new obligations on the part of either TriNet or the Company not already contained in, nor otherwise modifies the terms and conditions of, the Service Agreement between the Company and TriNet.

      10. Dispute Resolution. In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this Agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, disability or other discrimination), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association of San Francisco, California. You and the Company hereby knowingly and willingly waive your respective rights to have any such disputes or claims tried to a judge or jury. Provided, however, that this arbitration provision shall not apply to any claims for injunctive relief by you or the Company.

      11. Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.

      12. Entire Agreement. This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral.

      13. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of the Company.

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Richard Fabiano
December 9, 1999
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Richard, we look forward to working with you at Netgear, Inc. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

                                      Sincerely,

                                      Netgear, Inc.

                                      By: /s/ PATRICK LO
                                          --------------------------------------
                                          Patrick Lo,
                                          CEO Netgear, Inc.

      I agree to and accept employment with Netgear, Inc. on the terms and conditions set forth in this Agreement.

      Date: 12/9, 1999                /s/ RICHARD FABIANO
                                      ------------------------------------------
                                          Richard Fabiano